Exhibit 99.1

Press Release For Immediate Release	Media Contact: Tad Druart tdruart@piercom.com

TSS Inc. (Total Site Solutions)

Names Danny Chism as Chief Financial Officer

ROUND ROCK, TX – June 10, 2024 – Total Site Solutions (OTC:TSSI), a leader in end-to-end integration technology solutions for data centers and modular services, today announced the appointment of Daniel M. (“Danny”) Chism as Chief Financial Officer (CFO) of TSS Inc, effective June 7, 2024. Mr. Chism will oversee TSS's financial strategy and operations, bringing over 30 years of leadership experience and a proven track record of driving scale and profitability at both private and publicly traded companies.

“Danny is an accomplished executive with deep experience in many industries, guiding companies through periods of rapid organic and inorganic growth during his impressive 33-year career,” said Darryll Dewan, Total Site Solutions CEO and President. “He brings a resume of successes marked by strong operational results, capital markets and strategic transactions, and value creation. We are thrilled to welcome him to the team and look forward to what we’ll be able to accomplish together. I would also like to thank our outgoing CFO John Penver, who, over the past ten years, has helped lead the organization to its current point and is helping with a smooth transition to Danny. John has been a great asset to the company, and I wish him the best in his future endeavors.”

As CFO, Mr. Chism will lead the financial operations at TSS, including planning, risk management, reporting, treasury, tax, and investor relations. He will work closely with CEO Darryll Dewan and the executive management team to execute the strategic plan and continue a growth trajectory for TSS.

Prior to joining TSS, Mr. Chism served in CFO positions at Goodwill Industries of Central Texas, EZCORP, Inc. (NASDAQ EZPW), Cash Solutions Centers, and Gatsby Investments. Prior to EZCORP, he was in the audit department of Ernst and Young.

Mr. Chism graduated from the University of Texas at Austin in 1991 with his master’s degree in professional accounting, where he also earned his BBA in Accounting. He is an advisor to the University of Houston Bauer College of Business and a member of the CFO Leadership Council and Financial Executives International. Mr. Chism is a licensed CPA in the state of Texas and is a Chartered Global Management Accountant.

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About TSS, Inc.

TSS specializes in simplifying the complex. The TSS mission is to streamline the integration and deployment of high-performance computing infrastructure and software, ensuring that end users quickly receive and efficiently utilize the necessary technology. Known for flexibility, the company builds, integrates, and deploys custom, high-volume solutions that empower data centers and catalyze the digital transformation of generative AI and other leading-edge technologies essential for modern computing, data, and business needs. TSS's reputation is built on passion and experience, quality, and fast time to value. As trusted partners of the world's leading data center technology providers, the company manages and deploys billions of dollars in technology each year. For more information, visit www.tssiusa.com.